UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004 (September 14, 2004)

LOWRANCE ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15240	44-0624411

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S.Employer Identification No.)

12000 East Skelly Drive, Tulsa, Oklahoma 74128

(Address of principal executive offices and zip code)

(918) 437-6881

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

     In connection with meetings with investors, it is possible that in discussions and as part of questions and answers, representatives of the Company may speak to the Company’s growth expectations for fiscal 2005. These expectations currently include revenue growth of approximately 30%, operating income growth of approximately 20%, and growth in earnings per share of approximately 10%.

     This information contains forward-looking statements that involve substantial risks and uncertainties. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors. Among the factors that could cause actual results to differ materially are: the effect of national and regional economic conditions, lowered levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety concerns, the performance of our products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, financial difficulties encountered by customers, the effects of vigorous competition in the markets in which we operate, the integration of the organizations and operations of any acquired businesses into our existing organization and operations, the termination or non-renewal of any acquired businesses into our existing organization and operations, the termination or non-renewal of material licenses, our foreign operations and manufacturing, changes in the costs of materials, labor and advertising, and our ability to secure and protect trademarks and other intellectual property rights. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED: September 14, 2004

LOWRANCE ELECTRONICS, INC.
By:	/s/ Douglas J. Townsdin
Douglas J. Townsdin
Vice President of Finance and Chief Financial Officer